Exhibit 5.1

Velocity Express, Inc.

620 Olson Memorial Highway

Minneapolis, MN 55411

www.velocityexp.com

August 5, 2005

Velocity Express Corporation

One Morningside Drive

Suite 200

Westport, CT 06880

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Velocity Express Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 23,782,801 shares (the “Shares”) of the Common Stock, $.0001 par value (the “Common Stock”), of the Company on behalf of certain selling stockholders. Of the Shares, 12,222,733 Shares are issued and outstanding (the “Outstanding Shares”) and 11,560,068 Shares are issuable upon conversion (the “Conversion Shares”) of (1) the Company’s issued and outstanding shares of Series M, Series N and Series O Preferred Stock (the “Preferred Stock”), or (2) warrants to purchase the Preferred Stock, or (3) Preferred Stock issuable as PIK interest.

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company’s Restated Certificate of Incorporation, its Amended and Restated Bylaws, and such other records, documents, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted as originals and the conformity to originals of all documents submitted to us as copies thereof. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have relied as to matters of fact (but not legal conclusions), to the extent I deem proper, on certificates of responsible officers of the Company and of public officials.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that:

(i) the Outstanding Shares are validly issued, fully paid and nonassessable; and

(ii) the Conversion Shares have been duly authorized and reserved for issuance upon conversion of the outstanding shares of Preferred Stock, and such Conversion Shares, when issued upon conversion in accordance with the terms of each series of Preferred Stock, will be validly issued, fully paid and non-assessable.

I consent to the reference to this opinion under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

/S/    WESLEY C. FREDENBURG

Wesley C. Fredenburg

General Counsel